Exhibit 99.1

Contact:

Keith R. Marchiando

Chief Financial Officer

investors@perceptron.com

PERCEPTRON ANNOUNCES FULL YEAR FISCAL 2014
FINANCIAL RESULTS

Record Full Year Bookings

Plymouth, Michigan, August 20, 2014 – Perceptron, Inc. (NASDAQ: PRCP) today announced results for the fourth quarter and full year of its fiscal year ended June 30, 2014.

Financial Highlights (in millions, except per share data)

	Fourth Quarter Ending June 30			Full Year Ending June 30
	Fiscal 2014	Fiscal 2013	Change	Fiscal 2014	Fiscal 2013	Change

Net Sales	$17.4	$20.7	$(3.3)	$59.6	$60.9	$(1.3)
Income from Continuing Operations	0.9	4.0	(3.1)	2.4	6.1	(3.7)

Diluted Earnings per Share	$0.10	$0.46	$(0.36)	$0.26	$0.71	$(0.45)

Jeff Armstrong, President and CEO, observed, “Our 2014 results showed strength in several key areas. In particular, we achieved record full year bookings of $68.5 million that included regional records in both Asia and Europe. Sales highlights included regaining a major North American automotive customer, growth with a major Japanese OEM and development of a new European customer that is a large player in the agricultural equipment industry. As a result of the record bookings, backlog was $39.3 million at June 30, an $8.9 million increase from the $30.4 million at the end of fiscal year 2013.”

Armstrong noted, “Both the fourth quarter and full year of fiscal 2014 were profitable periods for Perceptron, illustrating the strength of the base on which we are building. During the 2014 fourth quarter, however, several customers delayed system installations, pushing some revenue into fiscal 2015 and constraining margins due to fixed costs. Profitability was also impeded by additional operating costs, primarily related to the management changes made over the course of the year, higher costs associated with additional Sarbanes Oxley compliance requirements and investments we are making to implement our new strategic plan.”

Armstrong stressed, “Perceptron is a strong global company with great technology, competitive advantages, world class customers and a talented, committed workforce. In the end, 2014 was a transitional year for the company as we built our new management team, and put in place a strategic plan designed to expand revenues and increase shareholder value over the longer term. We expect solid contributions over the next several years from each of the four elements of the plan: continuing to expand profitability in our core markets, pursuing prudent diversification, extending our technological leadership, and maintaining fiscal discipline to ensure strong profitability.

“In the shorter term, given our record bookings, present backlog, and new strategy, we are very confident that fiscal 2015 will show revenue growth. We believe this higher revenue will drive improvement in profitability in 2015 over the levels we are reporting for 2014,” Armstrong added.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

Page 2 August 20, 2014

Highlights of Operations

BOOKINGS (in millions)

	Fourth quarter Ending June 30			Fiscal year Ending June 30
	Fiscal 2014	Fiscal 2013	Change	Fiscal 2014	Fiscal 2013	Change
Geographic Region
Americas	$5.6	$5.6	$0.0	$20.4	$18.2	$2.2
Europe	11.2	12.0	(0.8)	31.9	29.3	2.6
Asia	3.6	3.8	(0.2)	16.2	13.6	2.6
Total Bookings	$20.4	$21.4	$(1.0)	$68.5	$61.1	$7.4

Fourth quarter 2014 bookings were the second highest quarterly bookings in the Company’s history. The amount was $1.0 million lower than the same period last year, which remains the record quarterly booking amount. For the full 2014 fiscal year, bookings totaled $68.5 million, up $7.4 million from the prior year, and set a Company record for bookings in a full fiscal year. The increase primarily was driven by increased orders for Automated Systems products and orders from an important customer who has not purchased new systems for several years. The level of bookings fluctuates from quarter-to-quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG (in millions)

	As of June 30 in
	Fiscal 2014	Fiscal 2013	Change
Geographic Region
Americas	$10.3	$8.2	$2.1
Europe	17.3	13.1	4.2
Asia	11.7	9.1	2.6
Total Backlog	$39.3	$30.4	$8.9

Backlog at the end of the quarter was significantly higher than a year ago; an increase of $8.9 million, or 29.3 percent. The increase primarily was due to higher Automated Systems orders in all geographic regions, with the most significant increase occurring in Europe. The level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

SALES (in millions)

	Fourth quarter Ending June 30			Fiscal year Ending June 30
	Fiscal 2014	Fiscal 2013	Change	Fiscal 2014	Fiscal 2013	Change
Geographic Region
Americas	$6.1	$6.4	$(0.3)	$18.3	$22.2	$(3.9)
Europe	7.8	8.8	(1.0)	27.8	26.1	1.7
Asia	3.5	5.5	(2.0)	13.5	12.6	0.9
Total Sales	$17.4	$20.7	$(3.3)	$59.6	$60.9	$(1.3)

Sales in the fourth quarter were $17.4 million, or $3.3 million below the record fourth-quarter of fiscal 2013 with declines in all geographic regions. The net reduction in sales in the quarter included approximately $390,000 from positive effects of currency movements compared to the same quarter a year ago. Full year fiscal 2014 sales were $1.3 million below the prior year, despite the positive effect of currency movements of $1.1 million. The Company’s sales levels fluctuate from quarter-to-quarter due to requested delivery schedules from our customers.

GROSS MARGIN

Gross margin was $7.4 million in the current quarter compared with $10.0 million in last year’s fourth quarter, and the gross margin percentage was 42.7 percent, compared with 48.1 percent in the year ago fourth quarter. The gross margin percentage for fiscal year 2014 was 41.7 percent, compared with 46.2 percent reported for the prior fiscal year. The decline in both 2014 periods was a reflection of cost increases, higher relative sales from lower margin products, and shifting customer schedules.

Page 3 August 20, 2014

SELLING, GENERAL AND ADMINISTRATIVE (SG&A)

Fourth quarter 2014 SG&A expenses were essentially flat compared to the fourth quarter of fiscal 2013. In the quarter, higher overall salary and related costs, expenses associated with recent executive-level hiring, currency effects, and additional costs associated with Sarbanes Oxley compliance efforts were fully offset by lower costs in other SG&A areas. For the full year, SG&A increased approximately $740,000, with $100,000 of the increase attributable to currency effects. The remaining increase of $640,000 was due to increased salary and related costs, expenses associated with recent executive-level hiring, and additional costs associated with Sarbanes Oxley compliance efforts.

The resulting earnings per diluted share for fiscal 2014 were $0.26; or $0.45 lower than the $0.71 per share from continuing operations reported in fiscal 2013. Of the $0.45 earnings per share reduction, $0.12 was attributable to an investment gain recorded in fiscal year 2013. The remaining $0.33 per share reduction was driven by lower gross margins and higher operating costs as described above.

FINANCIAL POSITION

The Company continues to maintain a strong and flexible financial position. We have no debt and total liquidity remained historically high at June 30, 2014, with cash and short-term investments of $33.9 million.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its year-end investor conference call/webcast, chaired by Jeff Armstrong, President and CEO, on Thursday, August 21, 2014, at 10:00 AM (EDT). Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=100234
Conference Call	888 438-5491 (domestic callers) or
719 785-1753 (international callers)

Conference ID	7333123

An audio replay will be available on the Company’s website at www.perceptron.com for one year following the call.

About Perceptron®

Perceptron develops, produces, and sells non-contact 3D machine vision solutions for measurement, inspection, and robot guidance in industrial applications. Manufacturing companies throughout the world rely on Perceptron's hardware and software solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Perceptron also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 250 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China, and India. For more information, please visit www.perceptron.com.

Page 4 August 20, 2014

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2015, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2013. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be issued later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar, Euro, Chinese Yuan and Japanese Yen. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

--- Financial Tables Follow ---

Page 5 August 20, 2014

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net Sales	$17,393	$20,744	$59,612	$60,886
Cost of Sales	9,969	10,765	34,763	32,766
Gross Profit	7,424	9,979	24,849	28,120
Operating Expenses
Selling, General and Administrative Expense	4,229	4,241	15,216	14,473
Engineering, Research and Development Expense	1,765	1,995	6,691	6,781
Operating Income	1,430	3,743	2,942	6,866
Other Income and Expense
Interest Income, net	67	47	188	173
Gain on Redemption of Investment	-	1,134	-	1,134
Foreign Currency and Other Income/(Expense)	11	(240)	(128)	(642)
Income from Continuing Operations Before Income Taxes	1,508	4,684	3,002	7,531
Income Tax Expense	(567)	(703)	(575)	(1,401)
Income from Continuing Operations	941	3,981	2,427	6,130
Discontinued Operations
Commercial Products Business Unit (net of $12 and $41
of tax expense in fiscal 2013, respectively)	-	23	-	80

Net Income	$941	$4,004	$2,427	$6,210

Basic Earnings Per Common Share
Continuing operations	$0.10	$0.46	$0.27	$0.72
Discontinued operations	-	-	-	0.01
Net Income	$0.10	$0.46	$0.27	$0.73

Diluted Earnings Per Common Share
Continuing operations	$0.10	$0.46	$0.26	$0.71
Discontinued operations	-	-	-	0.01
Net Income	$0.10	$0.46	$0.26	$0.72

Weighted Average Common Shares Outstanding
Basic	9,148	8,583	8,983	8,512
Diluted	9,327	8,682	9,210	8,588

Page 6 August 20, 2014

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands)

Condensed Balance Sheets	June 30,	June 30,
	2014	2013
Cash and Cash Equivalents	$23,070	$13,364
Short-term Investments	10,822	13,321
Receivables, net	19,461	21,760
Inventories, net	7,049	6,783
Other Current Assets	3,338	2,810
Total Current Assets	63,740	58,038

Property and Equipment, net	5,540	5,578
Long-term Investments	725	725
Deferred Tax Asset	10,061	9,298
Total Non-Current Assets	16,326	15,601
Total Assets	$80,066	$73,639

Accounts Payable	$2,081	$2,561
Deferred Revenue	7,571	5,990
Other Current Liabilities	7,634	8,193
Total Current Liabilities	17,286	16,744

Shareholders' Equity	62,780	56,895
Total Liabilities and Shareholders' Equity	$80,066	$73,639